SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                  The  undersigned   investment   company  hereby  notifies  the
Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.  Name:

                      Transamerica Separate Account VA-6NY

B.  Address of Principal Business Office (No. & Street, City, State, Zip Code):

                             100 Manhattanville Road
                               Purchase, NY 10577

C. Telephone Number (including area code):

                                 (914) 701-6000

D. Name and address of agent for service of process:

                           James W. Dederer, Esq.
                           Chairman, General Counsel and Corporate Secretary Transamerica Life Insurance Company of New York 100 Manhattanville Road
                           Purchase, New York   10577

                           Copy to:

                           Frederick R. Bellamy, Esq.
                           Sutherland, Asbill & Brennan
                           1275 Pennsylvania Avenue, N.W.
                           Washington, DC  20004-2404

                           and

                           Regina M. Fink, Esq.
                           Counsel
                           Transamerica Occidental Life Insurance Company 1150 South Olive Street
                           Los Angeles, CA  90015-2211


E.  Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes |X|          No |_|


                  Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Los Angeles, State of California, this 26th day of February, 1998.


(SEAL)                 Transamerica Separate Account VA-6NY
                              (Name of Registrant)





ATTEST:


/s/ Joan B. Jereza                  By: /s/ David E. Gooding

    Joan B. Jereza                  Name:   David E. Gooding
                                    Title:     Executive Vice President






Date:   February 26, 1998